Technology Service Agreement

by and among

Tianjin Shengkai Industrial Technology Development Co., Ltd.

Shengkai (Tianjin) Ceramic Valve Co., Ltd.
and
The Shareholders of Tianjin Shengkai Industrial Technology Development Co., Ltd.

May 30th, 2008

Technology Service Agreement

Technology Service Agreement

This Technology Service Agreement (“this Agreement”) is executed by the following Parties on May 30th, 2008 in Tianjin, PRC:

(1)
Tianjin Shengkai Industrial Technology Development Co., Ltd. (hereinafter called “Party A”) is a limited liability company, duly incorporated in Tianjin, People’s Republic of China (“PRC”) whose legal address is: Room324, 3/F, 1stStreet, Tianjin Economic-Technological Development Area.

(2)
Shengkai (Tianjin) Consulting Company Limited (hereinafter referred to as “Party B”) is a wholly foreign owned enterprise (“WFOE”) duly incorporated in Tianjin, PRC, whose legal address is:Room A2-191,No.166 Xisandao,Konggang Logistic Processing Zones,Tianjin.

(3)	All of the shareholders of Tianjin Shengkai Industrial Technology Development Co., Ltd. (hereinafter collectively called the “Shareholders”).

Name of Each Shareholder	Shareholding Ratio (%)	ID Card No.	Contact Address
Wang Chen	71.39%	120103196412022118	204-209,Gate 8,Zhonghuan Deppartment,No.2 Road, Wujiayao, Heping District, Tianjin

Guo Wei	13.33%	120103196607222128	204-209,Gate 8,Zhonghuan Department,No.2 Road, Wujiayao, Heping District, Tianjin

Zhao Yanqiu	6.55%	2310851197903050762	Tuanjie Wei, Muleng Town, Muleng City, Helongjiang Province

Ji Haihong	6.55%	140102197002012349	No.7,Unit1,4th/F,No.11,Xinmin Zhongjie,Xinghualing District, Taiyuan City,Shanxi Province

Zhang Ying	0.48%	51010319740824628X	No.3,4th/F, Dong 315, Huangtian Bawei 4th Road, Qingyang District, Chengdu City

Miao Yang	0.48%	110108197106111811	No.1905,No.1Building, Yangguang 100 International Department, No.2, Guanghua Road,Chaoyang District, Beijing

Chen Fang	0.48%	440402197211205769	Room 401, Unit 1, Dong 3,No.2013,Xiangzhou Fenghuang North RoadôXiangzhou District,Zhuhai City,Guangzhou Province

Wu Yanping	0.37%	120106196505060526	No.101,Gate 3,No.25 Building,Xinghuali,Shengli Street,Da Gang District,Tianjin

Liu Naifan	0.37%	372832196010257414	Dormitory District,Yinan Gold Mine,Yinan County,Shandong Province

(Party A, Party B and the Shareholders are referred to collectively in this agreement as the “Parties” and individually as “a Party” or “each Party”.)

Technology Service Agreement

WHEREAS:

(1)
Party A’s business scope is as follows: The design, manufacturing and marketing of Environmental pollution control equipments (including flue gas desulphurization governance, de-dusting equipment); the production and manufacturing of industrial control systems of its transportation systems and equipments; the design, manufacturing and marketing of ceramic valves; the manufacturing environmental dedicated instrumentation electronic equipments; the manufacturing of ceramic coatings; the manufacturing and sale of high-tech ceramics; electromechanical products (except cars), chemical products (flammable, explosive, dangerous goods except prone to cause toxicity); technical consultation; technical services; operating the enterprise home-grown products as well as related technology import and export business;

(2)	Party B is engaged in researching, developing, technology consulting service of ceramic valves and ceramic materials;

(3)	The Parties agree that Party B shall provide Party A with technology services, such as is researching, developing, technology consulting, technology service of ceramic valves and ceramic materials;

(4)	The Shareholders hold 100% of the equity interests in Party A.

NOW THEREFORE, the Parties hereby agree through friendly negotiation as follows:

Article 1 Definitions

1.1 “PRC” refers to the People’s Republic of China, for the purpose of this Agreement, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Provinceå

Technology Service Agreement

1.2 “PRC Laws” refers to all PRC laws, administrative regulations and government rules in effect;
1.3 “RMB” refers to the legal currency within the PRC;
1.4 “Technology Service Fee” or “Consideration” refers to the consideration as defined in Article 3.1 and to be paid to Party B by Party A.

Article 2 Contents of Technology Services

2.1 Select, purchase and update the proper software on finance management in accordance with practical requirements with respect thereto and conduct training on the use of such software, and provide relevant consulting services.

2.2 Select, purchase and update the proper software on human resource management in accordance with practical requirements with respect thereto and conduct training on the use of such software, and provide relevant consulting services.

2.3 Select, purchase and update the proper software on the management of supermarkets in accordance with practical requirements with respect thereto and conduct training on the use of such software, and provide relevant consulting services.

2.4 Assist with other related systems and software in accordance with the specific requirements of Party A.

2.5 Seek qualified network service companies to provide services to Party A with respect to its application for the domain name and design of website, assist Party A in communication with the network service company on matters relating to the domain name and website.

2.6 Assist with the computers, server and other facilities in accordance with the requirements of Party A, and make periodic maintenance on aforesaid facilities.

2.7 Conduct training of the technical employees of Party A.

2.7.1 Conduct Party A to the research of new formulations of ceramics, increase the toughness and machinability of ceramics, raise manufacturing ceramic materials burn rate and lower sintering temperature, significantly lower production costs, fulfill precision match between ceramic pieces and the metal valve bodies.

2.7.2 Conduct Party A to the research and development of the new product of ceramic valves, further improve the resilience and corrosion-resistant of industrial ceramics and other fine performance, increase the caliber of ceramic valves, pressure and temperature range, wider application of ceramic valves, fulfill the bigger large-scale replacement of metal valves.

Technology Service Agreement

2.7.3 Strengthen the training of Party A’s staff to use new equipments, quickly create productivity of the new equipments and improve the company production capacity

2.8 In the event of occurrence of technical problems of Party A, Party B shall designate with 12 hours relevant staff to perform on-site research for assisting Party A to resolve such problems.

2.9 Party B shall be the sole and exclusive owner of all rights, title, interests and intellectual property rights arising from the performance of this Agreement (including but not limited to, any copyrights, patent, know-how, commercial secrets and otherwise), regardless developed independently by Party B or by Party A based on Party B’s intellectual property or by Party B based on Party A’s intellectual property. Party A shall not claim against Party B on any rights, ownership, interests or intellectual property.

If such development is conducted on the basis of Party A’s intellectual property, Party A shall ensure that such intellectual property is clear and free from any lien or encumbrance or license, or Party A shall indemnify Party B any and all damages incurred thereby. In case Party B shall be liable to any third party by reason thereof, Party B shall be compensated in full by Party A as long as Party B has compensated the third party.

Article 3 Technology Service Fee

3.1 Party A shall pay the Technology Service Fee annually, equal to 1% of its total revenue as the Consideration for services provided by Party B as set forth in Article 2 hereof.

3.2 Party A shall pay to Party B the last year’s Technology Service Fee before January 31st of each year.

3.3 Party B shall be entitled to request in writing that Party A adjust the Consideration in accordance with the quantity and quality of the technology services. The Parties shall positively negotiate with each other in respect of the Technology Service Fee, and Party A shall agree with such adjustment.

3.4 Both Parties agree that any losses incurred during the performance of this Agreement shall be jointly burden by both Parties.

Article 4 Warranties and Undertakings by Party A

4.1 Within the term of this Agreement, Party B shall be the entity exclusively appointed by Party A to provide the services as set forth in Article 2 hereunder, and Party A shall not appoint any other entities to provide to Party A (including its branches and subsidiaries) any services the same as or similar to those services described in Article 2 hereof.

Technology Service Agreement

4.2 Party A will provide Party B with all information related to the content of service as set forth in Article 2.

4.3 Party A will give full cooperation to Party B, and provide assistance and convenience to Party B for its on-site work, and shall not hinder Party B from providing services as set forth in Article 2 hereof.

4.4 Party A will promptly make full payment of the Consigned Management Service Fee to Party B in accordance with the provisions hereof.

4.5 Without the prior written consent of Party B, Party A shall not commit any act or omission that would materially affect Party B’s rights and interests hereunder.

Article 5 Warrants and Undertakings by Party B

5.1 Party B shall take advantage of its capacity and resources to provide the services as stipulated in Article 2 hereunder.

5.2 Party B shall timely adjust and complete the technology services in accordance with practical requests from Party A.

5.3 In the event that Party B intends to provide services to any other entities engaged in business similar to that of Party A, it shall give prior notice to Party A and strictly keep the confidential information obtained during the course of providing services to Party A .

5.4 Party B shall accept any reasonable suggestions regarding hardware, software and staff training from Party A during the course of providing services to Party A.

Article 6 Guaranty

6.1 To secure the performance of the obligations assumed by Party A hereunder, Shareholders agree to pledge all their equity interests in Party A to Party B, and the Parties agree to execute an equity pledge agreement with respect thereto.

Article 7 Taxes and Expenses

7.1 The Parties shall pay, in accordance with relevant PRC laws and regulations, their respective taxes arising from the execution and performance of this Agreement.

Technology Service Agreement

Article 8 Assignment of the Agreement

8.1 Party A shall not transfer part or all its rights and obligations under this Agreement to any third party without the prior written consent of Party B.

8.2 The Parties agree that Party B shall be entitled to transfer, at its own discretion, any or all of its rights and obligations under this Agreement to any third party upon six (6) days’ written notice to Party A.

Article 9 Liability of Breach

9.1 If Party A fails to duly pay the Technology Service Fee in accordance with the provisions of Article 3 hereunder, then Party A shall pay liquidated damages per day equal to 0.03% of the unpaid Consideration which falls due; if any delay of payment amounts to sixty (60) days, then Party B shall be entitled to exercise the right of pledge under the equity pledge agreement.

9.2 If Party A violates its representations and warranties hereunder and fails to redress such violation within sixty (60) days upon receipt of written notice from Party B, Party B shall be entitled to exercise the right of pledge under the equity pledge agreement.

9.3 If Party B is in non-performance, or incomplete performance, of this Agreement, or is otherwise in default of any of its representations and warranties hereunder, Party A shall be entitled to request Party B to redress its default.

Article 10 Effectiveness, Modification and Cancellation

10.1 This Agreement shall take effect on the date of execution hereof, and the valid term hereof shall be expired upon the date of completion of the acquisition of the assets or the equity of Party A by Party B or its designated third party.

10.2 The modification of this Agreement shall not be effective without written agreement through negotiation. If the Parties do not reach an agreement, this Agreement remains effective.

10.3 This Agreement shall not be discharged or canceled without written agreement through negotiation, provided that Party B may, by giving thirty (30) days’ prior notice to the other Parties hereto, terminate this Agreement.

10.4 If Party B fails to provide the loan in accordance with the Loan Agreement signed between Party B and the Shareholders on May 30th, 2008, this Agreement shall be automatically terminated.

Technology Service Agreement

Article 11 Confidentiality

11.1 Any information, documents, data and all other materials (herein “Confidential Information”) arising out of the negotiation, signing, and implementation of this Agreement, shall be kept in strict confidence by the Parties. Without the written approval of the other Parties, no Party shall disclose to any third party any Confidential Information, but the following circumstances shall be excluded:
(1) Material that is known or may be known by the Public (but not including materials disclosed by each Party receiving the Confidential Information);
(2) Materials required to be disclosed subject to applicable laws or rules or provisions of a stock exchange; or
(3) Materials disclosed by each Party to its legal or financial consultant relating to the transaction of this Agreement, and this legal or financial consultant shall comply with the confidentiality set forth in this Section. The disclosure of Confidential Information by staff or a consignee of any Party shall be deemed the disclosure of such Confidential Information by such Party, and such Party shall bear the liabilities for breaching the contract. This Clause shall survive whether this Agreement is invalid, amended, revoked, terminated or unable to be implemented for any reason.

11.2 If this Agreement is terminated or becomes invalid or unenforceable, the validity and enforceability of this Article 11 shall not be affected or impaired.

Article 12 Force Majeure

12.1 “Force Majeure” refers to any event that could not be foreseen, and could not be avoided and overcome, which includes among other things, but without limitation, acts of nature (such as earthquakes, floods or fires), government acts, strikes or riots.

12.2 If an event of force majeure occurs, any of the Parties that is prevented from performing its obligations under this Agreement by an event of force majeure shall notify the other Parties without delay and within fifteen (15) days of the event provide detailed information about and notarized documents evidencing the event, shall take appropriate measures to minimize or remove the negative effects of force majeure on the other Parties and shall not assume the liabilities for breaching this Agreement. The Parties shall continue performing this Agreement after the event of force majeure disappears.

Article 13 Governing Law and Dispute Resolution

13.1 The effectiveness, interpretation, implementation and dispute resolution related to this Agreement shall be governed under PRC Laws.

Technology Service Agreement

13.2 Any dispute arising out of this Agreement shall be resolved by all the Parties through mutual negotiation. If all the Parties cannot reach an agreement within thirty (30) days from the date on which the dispute is brought forward, any Party may submit the dispute to the Beijing Arbitration Commission for arbitration under its applicable rules. The arbitration award shall be final and binding upon both parties.

13.3 During the process of dispute resolution, all the Parties shall continue to perform under the other terms of this Agreement, except for the provisions subject to the dispute resolution.

Article 14 Miscellaneous

14.1 The Parties acknowledge that this Agreement constitutes the entire agreement of the Parties with respect to the subject matters hereof and supersedes and replaces all prior or contemporaneous oral or written agreements and understandings.

14.2 This Agreement shall bind and benefit the successor of each Party and any transferee permitted hereunder with the same rights and obligations as if such successor or transferee were an original party hereto.

14.3 Any notice required to be given or delivered to the Parties hereunder shall be in writing and delivered to the address as indicated below or such other address or as such party may designate, in writing, from time to time. All notices shall be deemed to have been given or delivered upon by personal delivery, fax and registered mail. It shall be deemed to be delivered upon: (1) registered air mail: 5 business days after deposit in the mail; (2) personal delivery or fax: 2 business days after transmission. If the notice is delivered by fax, it should be confirmed by original through registered air mail or personal delivery:

Party A:
Contact person: Wang Chen
Address: Room324, 3/F, 1stStreet, Tianjin Economic-Technological Development Area
Tel: 86-22-28590002  Fax: 86-22-28590003

Party B:
Contact person: Wang Chen
Address: Room A2-191, No.166 Xisandao, Konggang Logistics Processing Zones, Tianjin
Tel: 86-22-28590002  Fax: 86-22-28590003

The Representative designated by the Shareholders
Contact person: Wang Chen
Address: Shengkai Ind. Park Wanggang R.d Jinnan (Shuanggang) Dev. Area Tianjin
Tel: 86-22-28590002  Fax: 86-22-28590003

Technology Service Agreement

14.4 This Agreement is executed in eleven originals with each party holding one original, and each of the originals shall be equally valid and authentic.

[Signature Page Follows]

Technology Service Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the date as written above.

Party A Tianjin Shengkai Industrial Technology Development Co., Ltd.

Legal Representative: Wang Chen
Signature and Company Seal:

Party B Shengkai (Tianjin) Ceramic Valve Co., Ltd.

Legal Representative: Wang Chen
Signature and Company Seal:

All shareholders of Tianjin Shengkai Industrial Technology Development Co., Ltd.

Name of the Shareholders	Signature	Name of the Shareholders	Signature
Wang Chen	/s/ Wang Chen	Guo Wei	/s/ Guo Wei
Zhao Yanqiu	/s/ Zhao Yanqiu	Ji Haihong	/s/ Ji Haihong
Zhang Ying	/s/ Zhang Ying	Miao Yang	/s/ Miao Yang
Chen Fang	/s/ Chen Fang	Wu Yanping	/s/ Wu Yanping
Liu Naifan	/s/ Liu Naifan